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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2011

TO THE STOCKHOLDERS:

        The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, May 17, 2011 at 11:00 a.m., local time, at the Copley Theater, North Island Center, located at 8 East Galena Boulevard, Aurora, Illinois, for the following purposes:

  1.
  to elect three members of the board of directors;

  2.
  to approve a non-binding, advisory proposal on Old Second's executive compensation disclosed in the proxy statement, or a "say-on-pay" proposal;

  3.
  to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2011; and

  4.
  to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

        The board of directors is not aware of any other business to come before the meeting. Stockholders of record at the close of business on March 25, 2011 are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

William B. Skoglund Chairman and Chief Executive Officer

Aurora, Illinois
April 18, 2011

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

OLD SECOND BANCORP, INC.
37 South River Street, Aurora, Illinois 60506

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders. This meeting is to be held at the Copley Theater, North Island Center, located at 8 East Galena Boulevard, Aurora, Illinois on May 17, 2011 at 11:00 a.m., local time, or at any postponements or adjournments of the meeting. Old Second conducts full service community banking and trust business through its wholly-owned subsidiary, Old Second National Bank.

        A copy of our annual report for the year ended December 31, 2010, which includes audited financial statements, is enclosed. This proxy statement was first mailed to stockholders on or about April 18, 2011.

Why am I receiving this proxy statement and proxy form?

        You are receiving a proxy statement and proxy form from us because on March 25, 2011, the record date for the annual meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning these matters to assist you in making an informed decision.

        When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

        If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

        You are being asked to vote on: (i) the election of three nominees to our board of directors; (ii) a non-binding, advisory proposal on executive compensation, or "say-on-pay" proposal; (iii) the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ended December 31, 2011; and (iv) any other business that may properly be brought before the meeting.

How do I vote?

        A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy. Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted "FOR" the election of the nominees for director named in this proxy statement, "FOR" the say-on-pay proposal, and "FOR" the ratification of our independent registered public accounting firm.

What does it mean if I receive more than one proxy form?

        It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

        If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

        Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as ratifying the appointment of an independent registered public accounting firm, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting on those matters.

        The election of directors and say-on-pay proposal are considered non-routine matters. Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2011 annual meeting upon receipt of our proxy materials. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

How many votes do we need to hold the annual meeting?

        A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. On March 25, 2011, the record date, there were 14,034,991 shares outstanding. A majority of these shares must be present in person or by proxy at the meeting.

        Shares are counted as present at the meeting if the stockholder either:

  •
  is present in person at the meeting; or

  •
  has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

        The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

        Except with respect to the election of directors, you may vote "for," "against" or "abstain" on each proposal properly brought before the meeting. In the election of directors you may vote "for" or "withhold authority to vote for" each nominee.

How many votes may I cast?

        Generally, you are entitled to cast one vote for each share of stock you owned on the record date with respect to each of the proposals. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

        Except with respect to the election of directors, a majority of votes present and entitled to vote at the meeting will approve each matter that arises at the annual meeting. The directors are elected by a plurality and the three individuals receiving the highest number of votes case "FOR" their election will be elected as directors of Old Second. A "withhold authority" vote will have the same effect as a vote against the election of a particular director.

        Abstentions and broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Abstentions will have the effect of a vote against the say-on-pay proposal and the ratification of the appointment of our independent registered public accounting firm, while broker non-votes will not affect these votes.

How are votes counted?

        Voting results will be tabulated and certified by the election judges.

Where do I find the voting results of the meeting?

        If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Form 8-K within four business days of the voting.

        Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be held on May 17, 2011.

        Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.oldsecond.com under "2011 Annual Meeting Materials." Stockholders will receive a full set of these materials through the mail from us or from your broker.

 PROPOSAL 1:

ELECTION OF DIRECTORS

        Old Second's board of directors is divided into three classes, approximately equal in number. At the annual meeting to be held on May 17, 2011, you will be entitled to elect three directors for terms expiring in three years, as described herein. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

        The Nominating and Corporate Governance Committee of the board of directors of Old Second has nominated three persons for election at this annual meeting, all of whom are incumbent directors.

        Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years. The three nominees for director, if elected at the annual meeting, will serve for terms expiring in 2014. None of the directors serve on the boards of any other publicly traded companies besides Old Second.

        Marvin Fagel, whose term of election expires in 2011, informed us that he will not be standing for election at the 2011 annual meeting. Mr. Fagel informed us that he desired to pursue other interests and that his retirement was not due to any disagreement with Old Second. Immediately prior to the annual meeting, Mr. Fagel's retirement will be effective and the number of directors on the board will be reduced from eleven to ten.

        Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted "FOR" the election of the nominees proposed by the board of directors.

Board Recommendation

        The board of directors recommends you vote your shares "FOR" each of the nominees for director.

NOMINEES

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2014)
Barry Finn (Age 51)	2004	President and Chief Executive Officer, Rush-Copley Medical Center (2002 - present), Chief Operating Officer and Chief Financial Officer, Rush-Copley Medical Center (1996 - 2002).
William Kane (Age 59)	1999	Partner, Label Printers, Inc., a printing company.
John Ladowicz (Age 58)	2008	Former Chairman and Chief Executive Officer of HeritageBanc, Inc., and Heritage Bank (1996 - 2008).

 CONTINUING DIRECTORS

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2012)
J. Douglas Cheatham (Age 54)	2003

Executive Vice President and Chief Financial Officer, Old Second Bancorp, Inc. (2007 - present), Secretary, Old Second Bancorp, Inc. (2010 - present), Sr. Vice President, Chief Financial Officer, Chief Accounting Officer, and Assistant Secretary, Old Second Bancorp, Inc. (2003 - 2007).

James Eccher (Age 45)	2006

Executive Vice President and Chief Operating Officer, Old Second Bancorp, Inc. (2007 - present), President and Chief Executive Officer, Old Second National Bank (2003 - present), Sr. Vice President and Branch Director, Old Second National Bank (1999 - 2003), President and Chief Executive Officer of Bank of Sugar Grove (1995 - 1999).

Gerald Palmer (Age 65)	1998	Retired Vice President/General Manager, Caterpillar, Inc., a construction equipment manufacturer.
James Carl Schmitz (Age 62)	1999	Tax Consultant (1999 - present), Director of Taxes with H. B. Fuller Company (1998), tax specialist with KPMG LLP (1999).

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2013)
Edward Bonifas (Age 51)	2000	Vice President, Alarm Detection Systems, Inc., producer and installer of alarm systems, closed circuit video systems and card access control systems.
William Meyer (Age 63)	1995	President, William F. Meyer Co., a wholesale plumbing supply company.
William B. Skoglund (Age 60)	1992	Chairman and Chief Executive Officer of Old Second Bancorp, Inc., and Chairman of Old Second National Bank.

        All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

Director Qualifications

        We have established minimum criteria that we believe each director should possess to be an effective member of our board. Those criteria are discussed in more detail on page 9 of this proxy statement. The particular experience, qualifications, attributes or skills that led the board to conclude that each member is qualified to serve on the board and any committee he or she serves on is as follows:

        Mr. Bonifas:    We consider Mr. Bonifas to be a qualified candidate for service on the board, the Audit Committee and the Compensation Committee due to his skills and expertise acquired as a leader of a successful business and his prominence in the community.

        Mr. Cheatham:    We consider Mr. Cheatham to be a qualified candidate for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as Chief Financial Officer of the company.

        Mr. Eccher:    We consider Mr. Eccher to be a qualified candidate for service on the board due to his experience in the financial services industry and the familiarity with Old Second's operations he has acquired as Chief Operating Officer of the company.

        Mr. Finn:    We consider Mr. Finn to be a qualified candidate for service on the board and the Nominating and Corporate Governance Committee due to his business and financial expertise acquired as an executive at a successful local medical center, as well as his prominence in the community.

        Mr. Kane:    We consider Mr. Kane to be a qualified candidate for service on the board and the Compensation Committee due to his experience as a partner at a successful local business, his general experience in business and his prominence in the community.

        Mr. Ladowicz:    We consider Mr. Ladowicz to be a qualified candidate for service on the board, the Audit Committee and the Nominating and Corporate Governance Committee due to his previous experience as a chief executive officer in the financial services industry, as well as his extensive knowledge of the market areas we entered through the acquisition of HeritageBanc, Inc. in 2008.

        Mr. Meyer:    We consider Mr. Meyer to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as president of a well-established local business and his prominence in the local business community.

        Mr. Palmer:    We consider Mr. Palmer to be a qualified candidate for service on the board, the Compensation Committee, and the Nominating and Corporate Governance Committee due to his skills and expertise acquired as vice president of a successful publicly traded company, his experience in the industrial manufacturing industry, and his knowledge of the business community in the markets we serve.

        Mr. Schmitz:    We consider Mr. Schmitz to be a qualified candidate for service on the board and the Audit Committee due to his skills and expertise in tax consulting and his familiarity with our local market areas.

        Mr. Skoglund:    We consider Mr. Skoglund to be a qualified candidate for service on the board due to his skills and experience in the financial services industry and the intimate familiarity with Old Second's operations he has acquired as Chief Executive Officer of Old Second.

 CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

        Currently, the board of directors is made up of eleven directors who are elected every three years to serve staggered terms. As discussed above, the board anticipates voting to reduce the number of seats from eleven to ten as a result of Mr. Fagel's departure immediately prior to the annual meeting. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below. The board has determined that all of the directors and nominees are "independent" as defined by the Nasdaq Stock Market, with the exception of Messrs. Skoglund, Cheatham and Eccher, each of whom is an executive officer.

        The board of directors held twelve regular and one special meeting during 2010. All of the directors attended at least 75% of these meetings and the meetings of the committees on which they served. We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting. Last year, all directors attended our annual meeting.

        The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. The Code of Business Conduct and Ethics, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com.

        The board of directors has standing Audit, Nominating and Corporate Governance and Compensation Committees, each of which is made up solely of directors who are deemed to be "independent" under the rules of Nasdaq. Nasdaq's independence rules include certain instances that will preclude a director from being deemed independent and the board reviews those requirements each year to determine a director's status as an independent director.

        During the review of Mr. Finn's status as an independent board member, the board considered Mr. Finn's roles as President and Chief Executive Officer at Rush-Copley Medical Center and Mr. Skoglund's position as the Vice Chairman of Rush-Copley's board of directors. Our board determined that this does not preclude a finding that Mr. Finn is independent under Nasdaq's rules because Mr. Skoglund does not serve on Rush-Copley's compensation committee and has recused himself from any discussions or votes that involve Mr. Finn's salary.

        Actions taken by each committee of the board are reported to the full board, usually at its next meeting. The principal responsibilities of each of the committees are described below.

Audit Committee

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted. Additionally, the Audit Committee reviews and approves all related party transactions between Old Second and related parties in accordance with Nasdaq's rules and regulations.

        The members of our Audit Committee during 2010 were Messrs. Finn, (who served as Chairman), Bonifas, Fagel, Ladowicz, and Schmitz, each of whom is deemed to be an independent director under

Nasdaq's rules. Except for Mr. Fagel, we expect that these members will continue to serve on the committee in 2011. Mr. Finn was appointed as chairman of the Audit Committee in 2008. Mr. Schmitz will serve as chairman of the Audit Committee at any meeting Mr. Finn is unable to attend or if Mr. Finn is otherwise unable to carry out the duties of Audit Committee chairman. The Audit Committee met six times in 2010.

        The board has designated Mr. Finn, who is currently Chairman, President and Chief Executive Officer of Rush-Copley Medical Center and previously served as its Chief Operating Officer and Chief Financial Officer, as the "audit committee financial expert," as such term is defined by the regulations of the SEC. The board's determination was based upon Mr. Finn's level of knowledge and experience regarding financial matters and his experience overseeing and managing the audit of an organization, which he has gained both from his formal education and from his professional experience as the Chief Financial Officer of a regional hospital organization. The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Finn, or another member of the Audit Committee, met individually on a quarterly basis during 2010 with our independent registered public accounting firm.

        The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com.

Compensation Committee

        The Compensation Committee reviews the performance of Old Second's executive officers and establishes their compensation levels. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com. The Compensation Committee met five times during 2010.

        The members of the Compensation Committee in 2010 were Messrs. Bonifas, Fagel, Kane, Meyer and Palmer (who served as Chairman), each of whom is an "independent" director as defined by Nasdaq, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director under Section 16 of the Securities Exchange Act of 1934. Except for Mr. Fagel, it is anticipated that the general composition of the Compensation Committee will be the same throughout 2011 as it was in 2010.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year. The committee also reviews on a periodic basis whether each director is "independent" under the rules of Nasdaq. Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance. The committee's duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com. You can request a copy of the committee's charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to corporatesecretary@oldsecond.com. The Nominating and Corporate Governance Committee did not meet in 2010. However, the full board met to discuss nomination and corporate governance matters in

2010, and the Nominating and Corporate Governance Committee met twice in early 2011 to discuss director nominations for the 2011 annual meeting.

        The members of the Nominating and Corporate Governance Committee in 2010 were Messrs. Finn, Ladowicz, Meyer and Palmer (who served as Chairman), each of whom is deemed to be an independent director under Nasdaq's rules. It is anticipated that the Nominating and Corporate Governance Committee will consist of Messrs. Finn, Ladowicz, Meyer and Palmer throughout 2011. Mr. Palmer is expected to remain as Chairman of the committee in 2011.

Capital Committee

        On April 20, 2010, the board of directors created a special Capital Committee of the board for the purpose of reviewing and evaluating Old Second's capital and strategic alternatives. The members of the Capital Committee in 2010 were Messrs. Finn, Ladowicz, Meyer, Palmer, Skoglund, Eccher and Cheatham. The Capital Committee met nine times in 2010. The board of directors has not adopted a written charter for the Capital Committee.

Director Nominations and Qualifications

        In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any. The committee reviews each candidate in light of the criteria that we believe each director should possess. Included in the criteria are whether each nominee: meets the minimum requirements for service on the board of directors contained in our bylaws; is under the age of 70 at the time of his or her election, pursuant to our certificate of incorporation; possesses the highest personal and professional ethics, integrity and values; has in the committee's opinion a sufficient educational and professional background and relevant past and current employment affiliations, board affiliations and experience for service on the board; has demonstrated effective leadership and sound judgment in his or her professional life; has a strong sense of service to the communities in which we serve; has exemplary management and communication skills; is free of conflicts of interest that would prevent him or her from serving on the board; will ensure that other existing and future commitments do not materially interfere with his or her service as a director; will review and agree to meet the standards and duties set forth in the company's Code of Business Conduct and Ethics; is willing to devote sufficient time to carrying out their duties and responsibilities effectively and is committed to serve on the board for an extended period of time. While we do not have a separate diversity policy, the committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are "independent" in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent).

        The committee, when considering potential board members, will look at all of the foregoing criteria and arrive at the candidate that best meets the items set forth. The various qualifications and criteria are normally considered by the committee in connection with its evaluation of who the committee will recommend as the Company's nominees. Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended a majority of committee meetings of which he or she is a member. The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.

        All of the nominees for election as directors for the 2011 annual meeting were nominated by the committee. The committee did not receive any formal stockholder nominations for directors.

Common Stock Ownership and Retention Guidelines for Directors

        In January of 2010, the Compensation Committee established guidelines to further align the interests of board members and stockholders by requiring all directors to develop a significant equity stake in the organization they oversee. The Compensation Committee will be responsible for monitoring compliance with these stock ownership and retention guidelines.

        Non-employee directors are expected to acquire and hold during their service as board members, shares of Old Second Bancorp, Inc. common stock equal in value to at least three times the annual cash retainer for non-employee directors. Non-employee directors have three years from their initial election to the board to meet the target stock ownership guidelines. They are expected to continuously own sufficient shares to meet the guidelines, once the guidelines are attained. The stock ownership goal will be determined by using the value of their retainers as of January 1 of each year and the average closing stock price for our common stock over the prior twelve months.

        Shares that count toward meeting the stock ownership guidelines include: shares owned, which include shares obtained upon exercise of options or shares purchased in the open market; shared ownership, which includes shares owned or held in trust by immediate family; and restricted stock units. Unexercised stock options do not count toward meeting the stock ownership guidelines. Until such time as the director reaches his or her target stock ownership, the director will be required to hold 50% of the shares of common stock received upon lapse of the restrictions, and upon exercise of stock options. In the rare instance in which these guidelines would place a severe hardship on a director, the Compensation Committee may decide to allow an alternative stock ownership guideline that reflects the intentions of these overall guidelines and the directors' own personal circumstances.

Board Leadership Structure

        The positions of Chairman of the Board and Chief Executive Officer of Old Second have historically been combined, and Mr. Skoglund currently holds both positions. We believe this board leadership structure is the most appropriate because our Chief Executive Officer has the best knowledge of the day-to-day operations of the company and can make recommendations to the board based on his ongoing experience and "hands on" running of the company. For this reason, we believe combining the two roles greatly enhances the decision-making processes of the board as a whole. We have a strong governance structure in place, including a designated lead independent director, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with Nasdaq's listing requirements, the independent directors regularly have the opportunity to meet in executive session without management or any non-independent directors in attendance.

        In 2010, the independent directors met six times in executive session. In 2004, the board of directors created the position of a "lead" independent director, currently filled by Mr. Palmer. The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee's selection. The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions.

Board's Role in Risk Oversight

        Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including general economic risks, credit risks, regulatory risks, audit risks, reputational risks and others, such as the impact of competition. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

        While the full board of directors is charged with ultimate oversight responsibility for risk management, various committees of the board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks, and receives regular reports from the management team's senior risk officer regarding comprehensive organizational risk as well as particular areas of concern. The board's Compensation Committee monitors and assesses the various risks associated with compensation policies, and oversees incentives that encourage a level of risk-taking consistent with our overall strategy. Additionally, our chief credit officer and loan review staff are directly responsible for overseeing our credit risk.

        We believe that establishing the right "tone at the top" and providing for full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management meets regularly with our other senior officers to discuss strategy and risks facing the company. Senior officers attend many of the board meetings, or, if not in attendance, are available to address any questions or concerns raised by the board on risk management-related and any other matters. Additionally, each of our board-level committees provides regular reports to the full board and apprises the board of our comprehensive risk profile and any areas of concern.

Stockholder Communications with the Board; Nomination and Proposal Procedures

        Stockholder Communications with Directors.    Stockholders of Old Second may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing by mail, or by e-mail at corporatesecretary@oldsecond.com. Any such communication should indicate whether the sender is an Old Second stockholder. The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506. Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request, except for communications that are primarily commercial in nature or related to an improper or irrelevant topic.

        Nominations of Directors.    In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year's proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

        In accordance with our Certificate of Incorporation, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 14 days nor more than 60 days prior to any meeting of stockholders called for the election of directors. However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, written nominations must be delivered or mailed to our Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Each written nomination must set forth the name, age, business address and, if known, residence address of each nominee; the principal occupation or employment of each such nominee for the past five years; and the number of shares of stock of Old Second beneficially owned by each such nominee and by the nominating stockholder.

        Other Stockholder Proposals.    To be considered for inclusion in our proxy statement and form of proxy relating to our 2012 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by December 20, 2011, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 28, 2011, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table (which can be found later in this proxy statement), and by all directors and executive officers of Old Second as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of February 28, 2011. Unless otherwise noted, the address of each 5% stockholder is 37 South River Street, Aurora, Illinois 60506.

Name of Individual and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class
5% Stockholders:
Old Second Bancorp, Inc.(2) Profit Sharing Plan & Trust	1,145,360	8.2%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,053,321	7.5%
Directors:
Edward Bonifas(10)	32,030	*
J. Douglas Cheatham(5)	107,662	*
James Eccher(6)	88,359	*
Marvin Fagel(10)	72,675	*
Barry Finn(10)	23,000	*
William Kane(10)	29,000	*
John Ladowicz(7)	312,431	2.2%
William Meyer(10)	91,018	*
Gerald Palmer(10)	49,666	*
J. Carl Schmitz(8)(10)	57,200	*
William B. Skoglund(9)	293,444	2.1%
All directors and executive officers as a group (11 persons)	1,156,485	8.2%

*
Less than 1%.

(1)
Includes ownership of shares of our common stock by spouse (even though any beneficial interest is disclaimed) and in our profit sharing plan and trust and our salary savings plan.

(2)
In addition, as of February 28, 2011, Old Second National Bank held in its trust department, in various fiduciary capacities (other than as trustee of our profit sharing plan and trust), 1,128,638 shares of our common stock. Old Second had full investment power with respect to 732,093 shares and shared investment power with respect to 129,753 shares.

(3)
Includes shares owned by related investment funds, as reported on a Schedule 13G filed on February 5, 2009.

(4)
As reported on a Schedule 13G filed on February 11, 2011.

(5)
Includes 85,666 shares issuable pursuant to options held by Mr. Cheatham as well as 31,192 shares of restricted stock, plus an additional 35,330 shares of restricted stock granted in February of 2011. Also includes 4,192 shares held in our profit sharing plan and trust, 16,404 shares held in our 401(k) plan, and 1,400 shares held in Mr. Cheatham's name alone. The shares of restricted stock granted to Mr. Cheatham are subject to two-year cliff vesting, and therefore the 35,330 shares granted in February of 2011 will fully vest in 2013.

(6)
Includes 77,666 shares issuable pursuant to options held by Mr. Eccher, as well as 37,906 shares of restricted stock in addition to 35,330 shares of restricted stock granted in February of 2011. Also includes 1,960 shares held in our profit sharing plan and trust, 6,245 shares held in our 401(k) plan, 488 in his name alone and 2,000 shares held in brokerage. The shares of restricted stock granted to Mr. Eccher are subject to two-year cliff vesting, and therefore the 35,330 shares granted in February of 2011 will fully vest in 2013.

(7)
Includes 267,381 shares held in our 401(k) plan.

(8)
Mr. Schmitz has voting control of 50,000 shares held in the J. C. Schmitz Revocable Trust.

(9)
Includes 232,000 shares issuable pursuant to options held by Mr. Skoglund, as well as 61,929 shares of restricted stock plus an additional 35,330 shares of restricted stock granted in February of 2011. The total also includes 46,783 shares held in our profit sharing plan and trust, 14,129 shares held in our 401(k) plan, and 532 shares held in Mr. Skoglund's name alone. The shares of restricted stock granted to Mr. Skoglund are subject to two-year cliff vesting, and therefore the 35,330 shares granted in February of 2011 will fully vest in 2013.

(10)
Each director, with the exception of Mr. Cheatham, Mr. Eccher, Mr. Skoglund, and Mr. Ladowicz, holds a total of 7,500 options from grants of 1,500 shares in each of 2005-2009, as well as 596 restricted stock units for 2009. Mr. Ladowicz was appointed to the board on February 8, 2008 and was awarded options in February of 2009 of 1,500 shares, along with the other Board members, as well as 596 restricted stock units. In addition, in January of 2010, all non-employee directors were given 1,200 restricted stock units. All options vest in three equal installments on the first three anniversaries of the grant date and the exercisable portion is included in these totals. The 596 restricted stock units are subject to cliff vesting and will fully vest in 2012. The 1,200 restricted stock units granted to all non-employee directors are subject to cliff vesting and will fully vest in 2013.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and ten percent stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. No person failed to comply with the filing requirements of Section 16(a) during 2010 and there are no late filings to report.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This Compensation Discussion and Analysis describes Old Second's compensation philosophy and policies for 2010 and 2011 as applicable to the executive officers named in the Summary Compensation Table on page 26. This section explains the structure and rationale associated with each material element of the executive's compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section. It is important to note that Old Second and Old Second National Bank share an executive management team, the members of which are compensated by the bank rather than the holding company. The compensation packages of the named executive officers are determined and approved by our Compensation Committee based upon their performances and roles for both Old Second and Old Second National Bank.

        The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the executive officers of Old Second. Further, as required by the rules established by the U.S. Department of the Treasury, guidance issued by the Federal Reserve and other financial institution regulatory agencies, and the SEC's guidance regarding risk associated with compensation arrangements (each as described more fully below), the Compensation Committee is also responsible for a more expansive risk review with respect to most of the compensation plans, policies and programs maintained for employees of Old Second. The Compensation Committee relies upon the input of management, particularly Mr. Skoglund, when carrying out its responsibilities in establishing executive compensation. Management provides the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and equity awards. The committee also consults with management on matters that are relative to executive compensation and benefit plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans. Finally, the committee consults with management, specifically Old Second's senior risk officer, in completing the risk review with respect to employee compensation plans. No executive officer participates in any recommendation or decision regarding his or her own compensation.

        The Compensation Committee's charter gives it the authority to hire outside consultants to further its objectives and responsibilities. While the committee did not engage any outside consultant during 2010, the committee did review a number of surveys and other reference materials from other independent sources regarding the compensation levels and programs at other financial institutions. The committee considered, generally, the information contained within those reference materials when making compensation decisions for 2010 and 2011.

        During 2010, the Compensation Committee convened in January, February and August. Mr. Palmer, Chairman of the committee, also met as needed with internal staff members to assimilate compensation information for this proxy statement. The Compensation Committee also met in January 2011 to approve salaries for 2011. Restricted stock and restricted stock units were granted in January 2010 and 2011 as part of our executive incentive plan.

Regulatory Environment

        In order to more fully understand the Compensation Committee's decisions with respect to compensation during 2010 and 2011, the committee believes it is beneficial to understand the regulatory context in which these decisions were made.

Troubled Asset Relief Program

        As noted in our 2010 proxy, Old Second participates in the Treasury's Troubled Asset Relief Program ("TARP"). As a result of its participation in TARP, Old Second and certain of its employees have been and will continue to be subject to compensation related limitations and restrictions for the period that the company continues to participate in TARP. The TARP compensation limitations and restrictions include the following:

  •
  Except in limited circumstances, Old Second's five most highly compensated employees (as determined on an annual basis) are prohibited from receiving cash bonus payments during the TARP period. Our named executive officers, other than Mr. Sloan, were subject to this prohibition during 2010 and Messrs. Skoglund, Cheatham and Eccher will continue to be subject to it during 2011.

  •
  Except in limited circumstances, Old Second's named executive officers and its next five most highly compensated employees (each as determined on an annual basis) are prohibited from receiving any severance payments upon a termination of employment or any payments triggered by the occurrence of a change in control.

  •
  Our NEOs and next 20 most highly compensated employees are subject to a "clawback" of incentive compensation if that compensation is based on materially inaccurate financial statements or performance metrics. Further, no one in this group of employees can receive any tax gross-up payment during the TARP period.

  •
  Old Second is limited to an annual deduction of $500,000 with respect to the compensation paid to each of our named executive officers.

        In addition to the foregoing limitations and restrictions, the TARP rules and regulations have required the Compensation Committee to undertake a semi-annual risk assessment with respect to certain of the compensation plans, programs and arrangements maintained by Old Second, regardless of whether the individual employee(s) covered by the plan, program or arrangement is a named executive officer. The risk assessments are performed by the senior risk officer and the committee. The senior risk officer and the committee review all compensation plans and arrangements to ensure that risks are identified and mitigated. The intent of these risk assessments is to minimize the opportunity that any employee will be incentivized to take unacceptable risks in order to maximize his or her compensation under such plans and arrangements.

Federal Reserve Guidance on Sound Incentive Compensation Policies

        In June 2010, the Federal Reserve, along with the FDIC, Office of the Comptroller of the Currency and the Office of Thrift Supervision, jointly issued final "Guidance on Sound Incentive Compensation Policies" or Final Guidance. The Final Guidance sets forth a framework to be used in compensation decisions by financial institutions to assess the soundness of incentive compensation plans, programs and arrangements. The Final Guidance applies to all financial institutions, and it is designed to help ensure that incentive compensation policies do not encourage excessive risk-taking and are consistent with the safety and soundness of the organization by requiring financial institutions to adhere to three guiding principles of a sound incentive compensation system. The three principles of the Final Guidance require the Compensation Committee to ensure that:

  •
  incentive compensation arrangements balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on Old Second's behalf;

  •
  Old Second's risk-management processes and internal controls reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

  •
  Old Second has strong and effective corporate governance to help ensure sound compensation practices.

        The Final Guidance applies to incentive compensation arrangements for executive and non-executive personnel who have the ability to expose Old Second to material risk, including arrangements for:

  •
  senior executives and others who are responsible for oversight of company-wide activities or material business lines;

  •
  individual employees, including non-executive employees, whose activities may expose Old Second to material amounts of risk; and

  •
  groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose Old Second to material risk, even if no individual employee is likely to expose Old Second to material risk (e.g., loan officers who, as a group, originate loans that account for a material amount of the organization's credit risk).

        The Compensation Committee will make use of the framework set forth in the Final Guidance as it moves forward with its compensation actions and decisions. Based on its on-going risk assessment of compensation arrangements in connection with its TARP obligations, the committee does not believe that any of our compensation plans or arrangements incent the taking of inappropriate risks.

Dodd-Frank Act

        The Dodd-Frank Wall Street Reform and Consumer Protection Act similarly requires financial institutions to avoid inappropriate risks in connection with their compensation plans and arrangements. On February 7, 2011, the Agencies that signed on to the Final Guidance described above, issued proposed guidance under the Dodd-Frank Act's risk assessment provisions. The Compensation Committee will continue to monitor this proposed guidance and will take necessary steps to work toward compliance with the requirements as they may be finally set forth when the proposed guidance is finalized.

SEC Risk Assessment Requirement

        The SEC also requires a company to assess compensation policies and practices in order to determine if any such policies or practices have the potential to have a materially adverse effect on Old Second. We believe our risk assessment under the Final Guidance satisfies this requirement of the SEC.

Compensation Philosophy and Objectives

        Our philosophy is intended to align the interests of management with those of our stockholders without creating undue risk to the company. The executive compensation program is designed in a manner in which the committee believes does not provide our executives with incentives to engage in business activities or other behavior that would threaten the value of Old Second or the investments of our stockholders.

        The executive compensation program is intended to accomplish the following objectives:

  •
  align the interests of our named executive officers with those of our stockholders;

  •
  maintain a corporate environment which encourages stability and a long-term focus for both Old Second and our management;

  •
  maintain a program which:

  •
  clearly motivates personnel to perform and succeed according to our current goals;

  •
  retains key personnel critical to our long-term success; and

  •
  does not create undue risk to the company; and

  •
  ensure that management:

  •
  fulfills its oversight responsibility to its constituents which include stockholders, customers, employees, the community and government regulatory agencies;

  •
  conforms its business conduct to the highest ethical standards;

  •
  remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

  •
  continues to avoid any conflict between its responsibilities to Old Second and each individual's personal interests.

Compensation Components

        General.    In years past, we have included four major components in our named executive officers' compensation program: base salary, annual cash bonus, equity awards and additional benefits. However, because the TARP compensation limitations and restrictions generally prohibit us from paying cash bonuses to certain of our named executive officers while we are participating in the TARP program, we have excluded the annual cash bonus component for those of our named executive officers who are subject to the TARP bonus prohibition.

        The Compensation Committee's decisions regarding each of the components for the named executive officers are based in part on the committee's subjective judgment and take into account qualitative and quantitative factors, as will be set forth in the discussion below. In reviewing an executive officer's compensation, the committee considers and evaluates all components of the officer's total compensation package. This involves reviewing base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan, and any other payments, awards or benefits that an officer earns (to the extent each is permitted under the TARP compensation limitations and restrictions). Additionally, the committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event, including the impact of the TARP compensation limitations and restrictions on these amounts. In this regard, in establishing compensation for 2010 and 2011, the committee utilized tally sheets summarizing these aggregated amounts.

        Base Compensation—Salary.    The Compensation Committee believes that base compensation should offer security to each executive sufficient to maintain a stable management team and environment. Because of the need to provide stability, salaries make up the largest portion of the executives' compensation. In establishing a senior executive officer's initial base salary the committee considers, among other things, the executive's level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

        The committee reviews salaries of the named executive officers on an annual basis. As with all of its decisions regarding compensation levels, when reviewing salaries the committee considers the levels of all aspects and components of the officer's compensation, including the individual's potential bonus and equity awards as well as the level of benefits and perquisites offered. All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Because of the prevailing effects of the economic turbulence on Old Second during the past several years, the committee has not raised base compensation for any of the named executive officers above the levels established in 2008. In January 2011, the committee again decided not to raise base compensation for the coming year.

        Cash Incentive Awards—Bonus.    The executive compensation restrictions contained in the TARP rules prohibit Old Second from paying or accruing cash bonuses on behalf of the top five most highly paid employees (as determined on an annual basis) during the TARP period. Messers. Skoglund, Cheatham and Eccher were subject to the bonus prohibition during 2010 and will be subject to it again during 2011. Mr. Sloan was not subject to the TARP bonus prohibition during 2010 and, as such, was eligible to receive an annual cash bonus, although he did not receive any such bonus for 2010.

        Early in 2010, the Compensation Committee established a new Officers Incentive Plan covering officers of the company including, to the extent permitted under the TARP compensation limitations and restrictions, our named executive officers. However, shortly thereafter, the committee made the decision to suspend the participation in the plan of our named executive officers. As such, none of our named executive officers were eligible to receive, nor did they receive, a cash bonus with respect to Old Second's performance or their own individual performance during 2010. Further, no other officer of Old Second was eligible to receive, nor did they receive, a cash bonus with respect to Old Second's performance or their own individual performance during 2010 as a result of that plan.

        Although the committee ultimately decided to suspend the Officers Incentive Plan with respect to our named executive officers, we believe it is important to understand how we determined the initial goals and bonus targets for our executives. For 2010, the named executive officers' delineated goals all related to corporate performance, namely net income, asset quality and cost containment. The committee established the target amount that each officer may earn upon meeting the separate target goals. However, even though the committee set these targets, the bonuses were ultimately discretionary, and the potential payout amount could be increased or decreased by the committee if there were special circumstances that year.

        Net Income Component.    The committee believes that net income is an appropriate measure because it focuses on the financial performance of Old Second. It should be understood that the committee considered the net income targets to be thresholds for any bonus to be paid to a named executive officer. As such, if minimum net income (prior to the TARP dividend) did not exceed $8.0 million, no bonus would be paid to any named executive officer. Similarly, if we achieved a net income (prior to the TARP dividend) of $10.0 million, the named executive officers would be eligible for an aggregate bonus equal to 75% of the maximum allowable. The net income thresholds for 2010 were as follows:

Net income prior to TARP dividend	Percentage of eligible bonus for corporate performance
$8.0 million	50%
$10.0 million	75%
$12.0 million	100%
$16.0 million	125%

        Asset Quality Component.    For 2010, the committee used measurements related to our asset quality to determine a portion of an officer's eligible performance measures under the plan. The committee believes asset quality is an essential measure to guard against risks that could hurt the value of Old Second. For 2010, the asset quality component was achieved if non-performing loans were equal to $100 million or less, and the ratio of non-performing assets to total assets was equal to 8% or less. The asset quality component would have been achieved in full only if both of these components were met.

        Cost Containment Component.    For 2010, the committee focused on cost containment. The committee believes cost containment is an essential measure in these difficult economic times, especially given the particular impact of the recent financial crisis on financial institutions. The cost containment measure would be achieved if Old Second's efficiency ratio was 60% or lower during 2010.

        Long-Term Incentive Awards—Equity Awards.    The board and the Compensation Committee believe in senior management ownership of our common stock as an effective means to align the interests of senior management with those of the stockholders. Our current long-term incentive plan (the "Incentive Plan"), which was approved by stockholders at the 2008 annual meeting, is intended to promote equity ownership in Old Second by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of Old Second and encourage them to remain in the employ of Old Second or its subsidiaries for a long period of time. The current equity incentive plan authorizes the issuance of up to 575,000 shares of Old Second's common stock, including the granting of qualified stock options, non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights.

        All awards are at the discretion of the committee and are generally subjective in nature. In determining the number of equity awards to be granted to executive officers, the committee considers individual and corporate performance and whether the respective goals were obtained, the person's position and ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations. Because of the nature of equity awards, the committee also evaluates the prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

        Pursuant to a formal equity compensation policy, all equity grants are finalized in the beginning of each calendar year. This allows for a more complete review of the full prior year when making equity awards as well as coordinating the granting of equity awards to a time when there is less likelihood of there existing material, non-public information, as the grants will normally be made after the public release of the company's financial information for the prior year.

        Historically, we have granted stock options to the named executive officers and to other senior management while awarding restricted stock to other officers and employees. However, the TARP rules effectively serve to prohibit the granting of equity awards, other than restricted stock or restricted stock units, to our five most highly compensated employees. Therefore, for 2010 and 2011, the committee decided to grant restricted stock or restricted stock units, in accordance with the TARP compensation limitations and restrictions, to the named executive officers. The committee believes that restricted stock units and restricted stock are appropriate employee retention tools. The number of equity awards to different levels of officers are relatively uniform throughout each level of officer and the value awarded is generally based upon a percentage of that officer's or employee's base salary. Typically, and outside of the restrictions imposed by the TARP compensation limitations and restrictions, all restricted stock and restricted stock units have a three-year cliff-vesting period and are subject to forfeiture until that three-year vesting period has passed. Those awards subject to the TARP compensation limitations and restrictions have a two-year vesting period, but are subject to additional rules with respect to transferability and settlement as described below. Restricted stock and restricted stock unit awards are typically finalized at the beginning of each year, with the issuance effective as of the date of the Compensation Committee meeting.

        All Other Compensation.    We provide general and customary benefit programs to executive officers and other employees. Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards. While the benefits offered are competitive with the marketplace and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability, or death. Benefits offered to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits, although there are some additional perquisites that may only be offered to executive officers. Because of the nature of the benefits offered, the committee normally does not adjust the level of benefits offered on a year-to-year basis. Old Second will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such benefits are not in the future determined to be limited or prohibited by the TARP rules.

        In October 2010, Old Second entered into a retention bonus agreement with Mr. Sloan. The committee believed this to be an appropriate incentive for Mr. Sloan given the increased competition in the market for services of senior risk officers. The agreement provided that, had he continued in employment with the company through mid-January 2011, Mr. Sloan would have been entitled to an additional lump sum payment of $20,000. In addition, Mr. Sloan was awarded a retention grant of 10,000 restricted stock units that were subject to a three-year cliff-vesting provision. Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second and, as such, forfeited any right to any part of the retention bonus and the additional restricted stock units.

        The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

        Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.    Old Second sponsors a tax-qualified 401(k) savings plan and trust qualifying under Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute up to a dollar limit set by law. Since Old Second terminated its defined-benefit plan as of the end of 2005, the 401(k) plan became the primary retirement vehicle provided by Old Second for the officers and employees. Participants can choose between several different investment options under the 401(k) plan, including shares of Old Second's common stock.

        During 2010, Old Second maintained a "safe harbor" matching contribution which provides for an aggregate available matching contribution of 4% of each participant's salary.

        There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant's annual compensation. The contribution amount granted each year is on a discretionary basis and there is no set formula used by the committee. No discretionary contribution was provided to employees based on 2010 financial performance of Old Second.

        Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Executives.    Old Second sponsors an executive deferred compensation plan, which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus, if any, without regard to the statutory limitations applicable to tax-qualified plans, such as our 401(k) plan. The deferred compensation plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions. A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year. The company matching contribution is an amount up to 3%, provided at least a 6% deferral was met, of the participant's combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant's behalf. The determination of whether a profit-sharing contribution is made and in what amount is entirely at the committee's discretion and there is no set formula. For years during the TARP period after 2009, Old Second has suspended the matching contribution under the plan as well because that matching contribution may be prevented by the TARP bonus prohibition. Participants will continue to have the opportunity to make elective deferrals to the plan during the TARP period, unless there are further changes to the TARP rules. Participants are permitted to make hypothetical investment decisions with respect to the deferrals and company contributions credited to their accounts under the plan in a mutual fund-like investment pool managed by an independent third party. Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement. Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan's administrator. The plan is administered through an independent service provider.

        Other Perquisites.    It is our belief that perquisites for executive officers should be very limited in scope and value. Due to this philosophy, Old Second has generally provided very nominal benefits to executives that are not available to full-time employees and we plan to continue this approach in the future. We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities. These individuals are eligible to use the club membership for their own personal use. Additionally, we provide each of Mr. Skoglund, Mr. Eccher, and Mr. Sloan with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers. We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules. Old Second will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such perquisites are not in the future determined to be limited or restricted by the TARP rules.

Compensation Decisions

        This section describes the decisions made by the committee with respect to the compensation for the named executive officers for 2010 and 2011. As noted above, the TARP rules have served to limit or prohibit, and we expect that they will continue to do so for the remainder of the TARP period, certain forms of compensation for our named executive officers.

        The following is a brief summary of the compensation decisions the committee effected for 2010 and 2011:

  •
  in 2010, and again for 2011, we maintained the same level of base salary as was established in 2008 for our senior executive officers;

  •
  no cash bonus payments were earned or awarded to our named executive officers with respect to 2010 performance;

  •
  the committee awarded restricted stock shares to Messrs. Skoglund, Cheatham and Eccher, and restricted stock units to Mr. Sloan, in 2010, and restricted stock shares to Messrs. Skoglund, Cheatham and Eccher in 2011; and

  •
  benefits and perquisites remained substantially similar in 2010 compared to prior years and we expect that will continue through 2011 unless otherwise limited or prohibited by the TARP rules.

        Base Salary.    We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above. The salaries for 2010, determined by the Compensation Committee at the beginning of 2010, which are the same as have been in effect since the beginning of 2008, are set forth in the Summary Compensation Table on page 26. In determining these salary levels, we considered the following:

  •
  the compensation philosophy and guiding principles described above;

  •
  the general economic factors in the financial industry beyond our control and the financial performance of Old Second compared to our peers;

  •
  the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Old Second;

  •
  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

  •
  internal pay equity among Old Second executives.

        No specific weighting was applied to these factors, although our performance in 2009 was a key factor in setting salaries for 2010, as personal performance is rewarded more heavily in cash incentives and long-term incentive awards.

        In early 2011, the committee determined the base salaries for the executive officers for 2011. The base salaries for 2010 and 2011 are as follows:

Name	Position	2010 Base Salary	2011 Base Salary
William B. Skoglund	Chairman, Chief Executive Officer of Old Second	$495,000	$495,000
J. Douglas Cheatham	Chief Financial Officer of Old Second	$247,000	$247,000
James Eccher	Chief Executive Officer of Old Second National Bank	$290,000	$290,000
Rodney Sloan(1)	Chief Risk Officer of Old Second and Senior Vice President/Commercial Lending of Old Second National Bank	$200,000	$200,000

(1)
Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second.

        In determining the base salaries for 2011, we considered the same general factors discussed above including the continuing general slowdown in the economy and growth of our earnings, return on average assets and overall assets.

        Bonus.    As described above, in spring 2010, the Compensation Committee decided to suspend our named executive officers participation in the Officers Incentive Plan. As such, none of our named executive officers were eligible to receive, nor did they receive, a cash bonus with respect to Old Second's performance or their own individual performance during 2010. Further, no other officer of Old Second was eligible to receive, nor did they receive, a cash bonus with respect to Old Second's performance or their own individual performance during 2010 as a result of that plan.

        The committee has decided that the suspension of participation of our named executive officers will remain in effect for 2011.

        Equity Awards.    The Compensation Committee typically acts to award equity grants at the beginning of each year, specifically in the months of January and February. In early 2010 the committee granted to the named executive officers, who are subject to the TARP bonus prohibition, restricted stock that complied with the requirements of the TARP rules. Mr. Skoglund received 39,900 shares of restricted stock, Mr. Eccher received 25,000 shares of restricted stock and Mr. Cheatham received 20,200 shares of restricted stock. Mr. Sloan received a grant of 10,000 restricted stock units. In October 2010, Mr. Sloan received another grant of 10,000 restricted stock units. In February 2011, Messrs. Skoglund, Cheatham and Eccher were each awarded 35,330 shares of restricted stock. In setting grant levels for equity awards, the committee typically considers our compensation philosophy, the position and level of responsibility of each officer, our belief that equity awards should be a significant part of the total mix of executive compensation, the number of other equity awards currently held by each officer and the level of awards granted to them in prior years.

        The restricted stock granted in 2010 and 2011 to Messrs. Skoglund, Cheatham and Eccher is subject to the requirements set forth in the TARP compensation limitations and restrictions. As such, the awards will vest two years from the date of grant, but will not be transferable (other than to satisfy tax withholding obligations) until Old Second repays its TARP financial assistance. As each 25% of TARP assistance is repaid, 25% of the underlying awards become transferable. The grants of restricted stock units made to Mr. Sloan during 2010 were each subject to three-year cliff-vesting provisions. Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second. As such, he forfeited his right to all restricted stock units granted to him during 2010.

        All Other Compensation.    While the committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis. The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each. The perquisites received by the named executive officers in 2010 are reported in the Summary Compensation Table on page 26. The benefits offered in 2010 to the named executive officers are expected to continue for 2011, unless otherwise limited or prohibited by the TARP rules.

 COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Old Second's Annual Report on Form 10-K for the year ended December 31, 2010.

        Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation Committee to conduct, in conjunction with a senior risk officer of the Company, a review of the incentive compensation arrangements in place between the Company and its employees.

        The Compensation Committee certifies that, at least once every six months during the year ended December 31, 2010 (a) it has reviewed with the senior risk officer of Old Second the senior executive officer ("SEO") compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Old Second; (b) it has reviewed with the senior risk officer the employee compensation plans and has made reasonable efforts to limit any unnecessary risks these plans pose to Old Second; and, (c) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Old Second to enhance the compensation of any employee ((a), (b) and (c) being collectively referred to as the "TARP Risk Assessment").

        In the course of conducting its TARP Risk Assessment, the Compensation Committee considered the overall business and risk environment confronting Old Second and how the SEO compensation plans and employee compensation plans serve to motivate employee behavior when operating within that environment. In particular, the Compensation Committee's TARP Risk Assessment focused on the following compensation plans (* denotes plans in which SEOs participate):

• Amended and Restated Voluntary Deferred Compensation Plan for Executives*	• Loan Administration Plan
• Base Salary*	• Officers Incentive Plan*
• Commercial Interest Rate Swap Plan	• Residential Lending Commission Plan
• Compensation and Benefits Assurance Agreements*	• Residential Lending Override Plan
• Customer Service/Support Center Plan	• Retail Banking Plan
• Employees 401(k) Savings Plan and Trust*	• Special Recognition Awards Program
• 2008 Equity Incentive Plan*	• Wealth Management Commission Plan

        With the exception of individual bonus goals designated under the Officers Incentive Plan, Old Second does not maintain any compensation plans in which only SEOs participate. For purposes of this discussion, references to "SEO compensation plans" mean the portion of an employee plan in which the SEOs participate.

        With respect to the SEO compensation plans, the Compensation Committee believes that such plans do not encourage Old Second's SEOs to take unnecessary or excessive risks that could harm the value of the company. The Compensation Committee believes this to be true because, as is more fully described in the Compensation Discussion and Analysis, the Compensation Committee strives to provide a balanced aggregate compensation package to our SEOs that serves to incentivize our SEOs to manage the business of Old Second in a way that will result in company-wide financial success and value growth for our shareholders.

        We believe it is appropriate for our executives to focus certain of their efforts on near-term goals that have importance to the company; however, we also acknowledge that near-term focus should not be to the detriment of a focus on the long-term health and success of Old Second. In practice, providing base salary to any employee provides the most immediate reward for job performance. The Compensation Committee engages in an annual process, as is described in the Compensation Discussion and Analysis, to set base salary. We believe our process for establishing base salary is relatively free from risk to the company, as we do not typically make significant adjustments to base salary based on a single year's performance. The committee believes it is appropriate to reward our executives' focus on near-term goals, when such goals correspond to the overall company or operating division goals and direction set by our board of directors. To reward the executives for such focus, the Compensation Committee maintains an annual cash incentive plan (i.e., Officers Incentive Plan) for our executives. In establishing our annual cash incentive plan, we try to provide an adequate level of incentive for the achievement of company, operating division and individual goals, while also limiting the maximum amount that may be earned so that executives do not feel the need to strive for attainment of unreasonable or unrealistic levels of performance. In this way, we believe the design of the annual cash incentive plan does not encourage our executives to take unnecessary or excessive risks that could harm the value of Old Second.

        The other incentive compensation elements offered to our SEOs, with the exception of perquisites, are intended to reward performance over the long-term or are intended to focus our executives' attention on the long-term performance of the company. We feel there is little, if any, risk associated with our Employees 401(k) Savings Plan and Trust as it is a tax-qualified retirement plan that is subject to and maintained in accordance with the mandates of the Internal Revenue Code and the Employee Retirement Income Security Act. We believe our 2008 Equity Incentive Plan helps to tie our executives' interest more closely to those of our shareholders by giving them an equity interest in the company. We feel this equity interest in Old Second promotes a long-term focus among our executives on the financial success of the company. Finally, the Compensation Committee believes the deferred compensation arrangements (i.e., Amended and Restated Voluntary Deferred Compensation Plan for Executives, Compensation and Benefits Assurance Agreements) in place with respect to our SEOs encourage our executives to consider the long-term health of the company because, pursuant to the rules under the Internal Revenue Code and applicable guidance, those arrangements must be unfunded, unsecured promises to pay a benefit in the future. In the case of insolvency of the company, the executives participating in those arrangements would be treated as general unsecured creditors of Old Second, thus encouraging the executives to ensure a healthy organization remains after their tenure concluded.

        With respect to the employee compensation plans, the TARP Risk Assessment has not resulted in a determination by the Compensation Committee that changes were necessary to bring such plans into compliance with the TARP rules. We believe the Company has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reporting earnings in an effort to enhance his or her compensation.

        The committee intends to continue, in accordance with its obligations under TARP, to periodically review and assess the SEO compensation plans and employee compensation plans to ensure that the risk-taking behavior incentivized by such plans is kept to an appropriate level. The committee will, as necessary, amend or discontinue any plan or revise any company policy or procedure to meet its obligations under TARP.

Submitted by:

Mr. Gerald Palmer, Chairman
Mr. Edward Bonifas
Mr. Marvin Fagel
Mr. William Kane
Mr. William Meyer
Members of the Compensation Committee

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated officers who are considered executive officers and who served in such capacities during 2010:

Name and principal position (a)	Year (b)	Salary (c)	Bonus (d)	Stock awards(1) (e)	Option awards(2) (f)	Non-equity incentive plan compensation (g)	All other compensation(3) (i)	Total ($) (j)
William B. Skoglund	2010	$495,000	—	$279,300	—	—	$31,430	$805,730
Chairman and Chief	2009	495,000	—	64,997	—	—	21,400	681,397
Executive Officer—Old Second; Chairman of Old Second National Bank	2008	495,000	—	—	—	—	65,570	560,570
J. Douglas Cheatham	2010	$247,000	—	$141,400	—	—	$20,634	$409,034
Chief Financial Officer	2009	247,000	—	82,330	—	—	10,590	339,920
	2008	247,000	—	—	—	—	35,840	282,840
James Eccher	2010	$290,000	—	$175,000	—	—	$31,430	$496,430
Chief Executive Officer—	2009	290,000	—	96,665	—	—	21,400	408,064
Old Second National Bank	2008	290,000	—	—	—	—	41,752	331,751
Rodney Sloan(4)	2010	$200,000	—	$90,200	—	—	$19,922	$340,122
Former Chief Risk Officer	2009	200,000	$62,200	45,996	—	—	21,240	329,435
of Old Second and Executive Vice President / Commercial Lending of Old Second National Bank	2008	200,000	—	48,141	—	$62,200	31,632	341,972

(1)
The amounts represent the grant date fair value for equity awards in accordance with ASC 718—"Compensation—Stock Compensation." A discussion of the assumptions used in calculating the values may be found in the notes to our audited financial statements included in our annual report to stockholders.

(2)
The amounts represent the grant date fair value for stock option awards in accordance with ASC 718—"Compensation—Stock Compensation." A discussion of the assumptions used in calculating the values may be found in the notes to our audited financial statements included in our annual report to stockholders.

3)
The 2010 amounts set forth in column (i) include the following:

	Mr. Skoglund	Mr. Cheatham	Mr. Eccher	Mr. Sloan
401(k) match	$9,800	$9,800	$9,800	$8,450
Life insurance	840	830	840	672
Automobile allowance	10,800	—	10,800	10,800
Country club dues	9,990	10,004	9,990	—
Total	$31,430	$20,634	$31,430	$19,922
(4)
Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second.

Grants of Plan-Based Awards

					All Other Stock Awards; Number of Shares of Stock or Units
		Estimated Future Payouts Under Non-equity Incentive Plan Awards(2)					Grant Date Fair Value of Stock and Option Awards
Name	Grant date	Threshold	Target	Maximum
William B. Skoglund
Cash Bonus Plan		$111,375	$222,750	$278,437
Restricted Stock Award	1/19/10				39,900	(3)	$279,300
J. Douglas Cheatham
Cash Bonus Plan		$43,225	$86,450	$108,062
Restricted Stock Award	1/19/10				20,200	(3)	$141,400
James Eccher
Cash Bonus Plan		$58,000	$116,000	$145,000
Restricted Stock Award	1/19/10				25,000	(3)	$175,000
Rodney Sloan(1)
Cash Bonus Plan		$35,000	$70,000	$87,500
Restricted Stock Unit Award	1/19/10				10,000	(4)	$20,200
Restricted Stock Unit Award	9/21/10				10,000	(4)	$70,000

(1)
Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second, at which time he forfeited all 2010 grants of plan-based awards.

(2)
The amounts represent possible payments pursuant to our bonus plan for 2010 performance. The plan is described in the Compensation Discussion and Analysis section. As described, the Compensation Committee acted in the spring of 2010 to suspend the plan with respect to the named executive officers and no bonuses were paid with respect to 2010.

(3)
The amounts represent shares of restricted stock that vest two years from the grant date, but will not be transferable (other than to satisfy tax withholding obligations) until the Company repays its TARP financial assistance. As each 25% of TARP assistance is repaid, 25% of the vested portion of the underlying awards becomes transferable. Additional shares of restricted stock were awarded in February 2011 as follows: Mr. Skoglund 35,330 shares, Mr. Cheatham 35,330 shares, and Mr. Eccher 35,330 shares. Because these shares were awarded in 2011, they are not reflected in this table.

(4)
The amounts represent restricted stock units that were scheduled to fully vest three years from the grant date. Mr. Sloan forfeited these restricted stock units when he resigned from the Company on January 14, 2011.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2010 held by the individuals named in the Summary Compensation Table:

	Option Awards				Stock Awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable(1) (b)	Number of securities underlying unexercised options (#) Unexercisable(1) (c)	Option exercise Price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#)(2) (g)	Market value of shares or units of stock that have not vested ($)(3) (h)
William B. Skoglund	32,000		14.74	12/18/2011
	32,000		18.81	12/17/2012
	32,000		25.08	12/16/2013
	32,000		32.59	12/21/2014
	32,000		31.34	12/20/2015
	32,000		29.20	12/19/2016
	40,000		27.75	12/18/2017
					61,929	$105,279
J. Douglas Cheatham	12,000		14.74	12/18/2011
	12,000		18.81	12/17/2012
	12,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	15,000		27.75	12/18/2017
					31,192	$53,026
James Eccher	6,666		14.74	12/18/2011
	7,000		18.81	12/17/2012
	8,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	12,000		29.20	12/19/2016
	20,000		27.75	12/18/2017
					37,906	$64,440
Rodney Sloan(4)	7,000		$25.08	12/16/2013
	7,000		32.59	12/21/2014
					1,946	$3,308
					26,141	44,440

(1)
All options granted prior to December 31, 2005 vested on that date. Options granted on December 19, 2006 and December 18, 2007 vest in three equal installments on the first three anniversaries of the grant date.

(2)
The restricted shares granted to Messrs. Skoglund, Cheatham and Eccher will vest in full on the second anniversary of the date of grant. However, pursuant to the TARP rules, the shares will become transferable in 25% increments only as we repay each 25% increment of TARP assistance. The restricted stock and restricted stock units granted to Mr. Sloan vest on the third anniversary of the date of grant.

(3)
Based upon the closing price of the common stock as of December 31, 2010.

(4)
Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second, at which time all his outstanding restricted stock unit awards reflected in this table were forfeited. Mr. Sloan's stock option awards reflected in this table will expire April 14, 2011 if not exercised on or before that date.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
William B. Skoglund	$—	$—	$29,980	$—	$448,151
J. Douglas Cheatham	—	—	12,307	—	144,172
James Eccher	—	—	13,010	45,666	75,062
Rodney Sloan(1)	—	—	203	14,896	—

(1)
Effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second.

        As described in the Compensation and Discussion Analysis section, we sponsor an executive deferred compensation plan, which is a means by which certain executives may voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations under tax qualified plans. The plan is funded by participant deferrals, company matching contributions and discretionary employer profit sharing contributions. Participants may invest their deferrals and the company contributions, if made, to the plan on their behalf in a mutual fund-like investment pool managed by an independent third party. Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement. Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan's administrator.

Potential Payments Upon Termination or Change in Control

        The TARP rules will prohibit Old Second from making "any payment" to the named executive officers "for departure from the company for any reason, except for payments for services performed or benefits accrued." Except in the case of an officer's death or disability, the TARP rules will generally prohibit the payment of any severance amounts and will also serve to restrict the ability of Old Second to accelerate the vesting of any compensation and/or benefits upon a termination of employment or a change in control.

        The committee believes that, even though the TARP rules will prohibit such payments if a change in control or other termination of employment occurs during the TARP period, it is beneficial to understand the terms of the arrangements that would apply except for such TARP rules. Each of Mssrs. Skoglund, Cheatham, Eccher and Sloan entered into Compensation and Benefits Assurance Agreements with Old Second (each, an "Assurance Agreement"), which provide for payments and benefits to a terminating executive following a change in control of Old Second. In addition, our Cash Incentive Plan provides for termination related benefits. Other than the benefits provided by the Assurance Agreements and pursuant to the Cash Incentive Plan, none of our named executive officers will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control. As noted above, effective January 14, 2011, Mr. Sloan resigned as Executive Vice President and Chief Risk Officer of Old Second. He did not receive any benefits pursuant to his Assurance Agreement as a result of his resignation.

        Assurance Agreements.    Other than as is provided in the Assurance Agreements, and except as is provided in accordance with the terms of our equity incentive plan and our cash incentive plan for executive officers, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control. The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods. Upon the occurrence of a change in control, the terms of the Assurance Agreements shall automatically renew for a two-year period (three-year period, in the case of Mr. Skoglund) and terminate following such extended period. The Assurance Agreements provide that, in the case of: (i) a termination of employment by the company without "cause" within six months prior to, or 24 months (36 months, in the case of Mr. Skoglund) immediately following, a change in control, (ii) a termination of employment by an executive for "good reason" within 24 months (36 months, in the case of Mr. Skoglund) following a change in control, or (iii) a material breach by Old Second (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

  •
  Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by or owed to the executive through and including the date of termination.

  •
  Payment, in a single lump sum, of a severance benefit equal to two times (three times, in the case of Mr. Skoglund) the sum of (i) the greater of the executive's annual rate of base salary in effect upon the date of termination or the executive's annual rate of base salary in effect immediately prior to the occurrence of the change in control, and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

  •
  Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by Old Second under any of its incentive compensation plans.

  •
  At the exact same cost to the executive, and at the same coverage level as in effect as of the executive's termination, a continuation of the executive's (and the executive's eligible dependents') health insurance coverage for 24 months (36 months, in the case of Mr. Skoglund) from the date of termination. In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive's eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

  •
  At Old Second's expense, standard outplacement services for a period of up to one year from the date of executive's termination. The maximum amount to be paid by Old Second for such outplacement services is limited to $20,000.

  •
  Where, upon the occurrence of a change in control, an executive is subject to certain excise taxes under Section 280G of the Internal Revenue Code, Old Second will reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. While circumstances could exist under which excise tax gross-up payments would be due to the executive officers, we do not believe that any payments made to any of the named executive officers as a result of a termination of employment in connection with a change in control occurring on December 31, 2010 would result in the imposition of an excise tax under the Internal Revenue Code.

        In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month (36 month, in the case of Mr. Skoglund) restrictive covenant. The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than Old Second's board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

        The Assurance Agreements define certain relevant terms, generally, as follows:

  •
  "Cause" means the occurrence of any one or more of the following: (i) a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Old Second, which causes actual material financial injury to Old Second, or any of its subsidiaries, and which action or inaction is not remedied within fifteen business days of written notice from Old Second or the subsidiary for which the executive works; or (ii) the executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to Old Second or any of its subsidiaries.

  •
  "Good reason" means the occurrence of any one or more of the following within the 24-month period (36-month period, in the case of Mr. Skoglund) following the change in control: (i) a material reduction or alteration in the nature or status of authorities, duties or responsibilities from those in effect as of 90 days prior to the change in control; (ii) moving the executive's principal office more than 25 miles from its location immediately prior to the change in control; (iii) a material reduction of the executive's base salary and/or other benefits; and, (iv) a material breach by Old Second, or a successor, of any term of the Assurance Agreement, including any failure by Old Second to ensure assumption of the Assurance Agreement by a successor or any failure of a successor company to assume and agree to perform Old Second's entire obligations under the Assurance Agreement.

  •
  "Change in control" means (i) any person, company or other entity, other than an employee benefit plan or subsidiary company of Old Second, becoming the beneficial owner, either directly or indirectly, of 33% or more of Old Second's stock; (ii) during any two consecutive years, a change in a majority of the members of Old Second's board of directors; or (iii) consummation of a merger or consolidation where stockholders of Old Second before the merger or consolidation do not own more than 67% of the resulting entity, a complete liquidation or dissolution of Old Second, or a sale or other disposition of substantially all of Old Second's assets.

        In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by confidentiality, non-competition and non-disclosure provisions.

        Except for payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any NEO upon termination of his or her employment are the same as the payments and benefits provided to other eligible employees of Old Second.

        The TARP rules do not prohibit payments made to a named executive officer (or his estate) where the officer's employment terminates as a result of his death or disability. Our Cash Incentive Plan provides for the payment of a pro rata cash bonus to be paid in the case of death or disability. Since no cash bonus was paid for 2010, there would have been no pro rata bonus as of December 31, 2010.

        Retirement, Death and Disability.    Generally speaking, a termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to other employees. Following a termination due to death or disability, an employee (or his or her estate) shall be entitled to the following:

  •
  Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee or beneficiary shall have a period of twelve months following such termination during which to exercise his or her vested stock options.

  •
  Any unvested restricted stock units outstanding at the time of an employee's termination due to death or disability shall become immediately 100% vested upon such termination.

        Also, it should be noted that, pursuant to existing agreements, as of the time of a termination of employment due to retirement, all unvested stock options shall become immediately 100% vested; however, this acceleration of vesting will not be true in the case of a retirement during the TARP period.

        Acceleration of Vesting Upon a Change in Control.    All employees, including the named executive officers, who receive stock options or restricted stock under our equity incentive plan will immediately vest in any unvested stock options and restricted stock held by such employees upon the occurrence of a change in control. Note, however, that this acceleration of vesting will not be true in the case of a retirement during the TARP period.

 DIRECTOR COMPENSATION

        Each director of Old Second also serves as a director of Old Second National Bank. In 2009 and 2010, non-employee directors received $1,000 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day. Non-employee directors of Old Second National Bank received a $13,000 annual retainer. Due to increased responsibilities associated with mandates from Sarbanes-Oxley, the Lead Director and Compensation Committee Chairman, Mr. Palmer, received an $18,000 retainer in 2010 and the Audit Committee Chairman, Mr. Finn, received a $20,000 annual retainer in 2010, due to increased meetings and increased time spent on behalf of the Audit Committee. From 2005-2009, we annually awarded each non-employee director of Old Second Bancorp options to purchase 1,500 shares of our common stock, for a total of 7,500 in options. No additional options were granted in 2010. Additionally, in February 2009, we awarded 596 restricted stock units to each non-employee director and in January 2010, we awarded 1,200 restricted stock units to each non-employee director. Mr. Skoglund, the President and Chief Executive Officer of Old Second did not receive any board fees for his service on the holding company board, nor did he receive board fees for his service on the board of the Old Second National Bank. The following table sets forth the fees earned by each non-employee director and senior director in 2010:

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Total ($)
Edward Bonifas	$36,500	$8,400	—	$44,900
Marvin Fagel	41,500	8,400	—	49,900
Barry Finn	49,000	8,400	—	57,400
William Kane	34,000	8,400	—	42,400
John Ladowicz	45,000	8,400	—	53,400
William Meyer	41,500	8,400	—	49,900
Gerald Palmer	47,000	8,400	—	55,400
James C. Schmitz	43,500	8,400	—	51,900

(1)
We maintain the Old Second Bancorp Directors Fee Deferral Plan, under which directors are permitted to defer receipt of their directors' fees and earn a rate of return based upon the performance of our stock. We may, but are not required to, contribute the deferred fees into a trust, which may hold our stock. The plan is a nonqualified deferred compensation plan and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of Old Second. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders. We do not pay any above-market interest on the compensation or fees deferred by the directors.

(2)
The amounts represent the grant date fair value for restricted stock awards in accordance with ASC 718—"Compensation—Stock Compensation" for each year in which options were granted. A discussion of the assumptions used in calculating the values may be found in our 2010 audited financial statements included in our annual report to stockholders.

(3)
The amounts represent the grant date fair value for stock option awards in accordance with ASC 718—"Compensation—Stock Compensation" for each year in which options were granted. A discussion of the assumptions used in calculating the values may be found in our 2010 audited financial statements included in our annual report to stockholders.

Compensation Committee Interlocks and Insider Participation

        During 2010, the members of the Compensation Committee were Messrs. Fagel, Kane, Meyer and Palmer. None of these individuals was an officer or employee of Old Second or its subsidiaries in 2010, and none of these individuals is a former officer or employee of either organization. In addition, during 2010, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

Transactions with Management

        Our directors and executive officers and their associates were customers of, and had transactions with, Old Second and our subsidiaries in the ordinary course of business during 2010. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. All such loans are approved by the subsidiary bank's board of directors in accordance with the bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between a director and Old Second, including its subsidiaries, to ensure that such transactions do not affect a director's independence.

        Edward Bonifas, one of our directors, is the Vice President of Alarm Detection Systems, Inc., a firm providing electronic security and monitoring services to Old Second. In 2010, Old Second was billed $256,789.00 for the services provided by Alarm Detection Systems. Pursuant to its policies on such related-party transactions, the Audit Committee has reviewed and approved Old Second's transactions with Alarm Detection Systems, and the board has further determined that such transactions do not affect Mr. Bonifas's status as an independent director pursuant to the rules of the NASDAQ Stock Market.

 PROPOSAL 2:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

        Section 14A of the Securities Exchange Act of 1934, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and the rules and regulations promulgated thereunder, require publicly traded companies, such as Old Second, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, commonly referred to as a "say-on-pay" vote. In addition, the American Recovery and Reinvestment Act of 2009 ("ARRA") includes a provision requiring participants in the TARP Capital Purchase Program, such as Old Second, to provide such say-on-pay votes so long as any obligation arising under the program remains outstanding.

        Section 14A and the rules promulgated thereunder also require public companies to provide a separate stockholder vote regarding the frequency with which such say-on-pay votes should occur: every year, every two years, or every three years. However, companies subject to ARRA, such as Old Second, are required to provide a say-on-pay vote at any annual meeting of stockholders for which proxies are solicited for the election of directors (or a special meeting in lieu of such annual meeting), and are therefore exempt from the requirement to provide stockholders with a frequency vote for so long as they remain subject to ARRA.

        In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our executive officers, but no vote regarding the frequency of future such say-on-pay votes is required at this time.

        As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, the overall objectives of Old Second's compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our named executive officers in 2010. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our executive officers in fiscal 2010 reflects and supports these compensation policies and procedures.

        The following resolution is submitted for stockholder approval:

        "RESOLVED, that Old Second Bancorp, Inc.'s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned 'Compensation Discussion and Analysis' and the tabular disclosure regarding named executive officer compensation under 'Executive Compensation' contained in the Company's proxy statement dated April 18, 2011."

        Approval of this resolution requires the affirmative vote of holders of a majority of the shares of stock having voting power and present in person or represented by proxy at the annual meeting. While this say-on-pay vote is required, as provided in both the ARRA and Section 14A of the Securities Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

        The board of directors recommends stockholders vote to approve the overall compensation of our named executive officers by voting "FOR" this proposal. Proxies properly signed and returned will be voted "FOR" this proposal unless stockholders specify otherwise.

 PROPOSAL 3:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

        Stockholders are also being asked to adopt a resolution to ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2011. If the stockholders do not ratify the selection of Plante & Moran, PLLC at the annual meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives from Plante & Moran, PLLC are expected to be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by stockholders.

Board Recommendation

        The board of directors recommends that you vote your shares "FOR" the ratification of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2011.

Change in Principal Accountants

        Grant Thornton LLP served as our independent registered public accounting firm from 2006 through the completion of the audit of our fiscal year 2009 financial statements, auditing our financial statements and the report on such financial statements appearing in our Annual Report on Form 10-K for each fiscal year ending during that period. During 2009, the Audit Committee sought competitive proposals for audit services from a group of independent registered public accounting firms and the process resulted in a change in our independent registered public accounting firm for 2010 to Plante & Moran.

        Grant Thornton's reports on our consolidated financial statements for fiscal years ending December 31, 2008 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the 2009 and 2008 fiscal years, and through the date of Grant Thornton's dismissed as our independent registered public accounting firm, there were no reportable events described in Item 304(a)(1)(v) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Additionally, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference thereto in its reports on our financial statements for such years.

        We provided Grant Thornton with a copy of the foregoing disclosures set forth above and requested that Grant Thornton review such disclosures and furnish a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton agrees with such statements. The response letter from Grant Thornton was attached as an Exhibit to the Form 8-K filed on March 8, 2010.

        During the fiscal years ended December 31, 2008 and 2009, we did not consult Plante & Moran, PLLC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

Accountant Fees

        Audit Fees.    The aggregate fees and expenses billed by Plante & Moran PLLC in connection with the audit of our annual financial statements and the related securities filings were $256,282 for 2010. The aggregate fees and expenses billed by Grant Thornton LLP in connection with the audit of our annual financial statements and the required securities filings were $343,000 for 2009.

        Audit Related Fees.    Audit related fees billed by Plante & Moran PLLC for 2010 were $14,500 and audit related fees billed by Grant Thornton LLP for 2009 were $27,300.

        Tax Fees.    There were no amounts for tax related services billed by Plante & Moran, PLLC for 2010 or by Grant Thornton LLP for 2009.

        All Other Fees.    There were no aggregate fees or pre-approved expenses billed by Plante & Moran, PLLC or Grant Thornton LLP for all other services rendered to us during the years ended December 31, 2010 and 2009.

        The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Plante & Moran, PLLC or Grant Thornton LLP were approved pursuant to the pre-approval policy. The pre-approval policy is available on our website at www.oldsecond.com.

 AUDIT COMMITTEE REPORT

        The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of directors who are independent under the rules of the Nasdaq Stock Market.

        The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 with our management and Plante & Moran, PLLC, the independent registered public accounting firm that audited our financial statements for that period. The committee has discussed with Plante & Moran, PLLC the matters required to be discussed by SAS 114 (The Auditor's Communication With Those Charged With Governance) and received and discussed the written disclosures and the letter from Plante & Moran, PLLC required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). Based on the review and discussions with management and Plante & Moran, PLLC, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully,
Barry Finn, Chairman
Ed Bonifas
Marvin Fagel
John Ladowicz
James Schmitz

GENERAL

        We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

        As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors William B. Skoglund Chairman and Chief Executive Officer

Aurora, Illinois
April 18, 2011

ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

2011 ANNUAL MEETING LOCATION
Copley Theatre
Aurora Civic Center
8 East Galena Boulevard
Aurora, Illinois 60506

Complimentary self-parking is available at any of The Old Second National Bank's parking lots located off of River Street in downtown Aurora. The Civic Center is located approximately two blocks to the East of the Bank. Further parking sites are located on Galena Boulevard in the Hollywood parking garage.

General Directions

From Chicago on 294 South

        Take I 88 (West) to Lake Street exit (Route #31). Turn right, heading south on Lake Street. Turn left on Galena Blvd. after approximately 5 miles. Two blocks to Civic Center or one block to public parking garage, or one half block to Bank's parking lot.

From Aurora and outlying communities

        From north, take Lake Street (Route #31), south, turn left on Galena Blvd., Civic Center 2 blocks east of Old Second National Bank.

        From south, take Lake Street (Route #31) north, turn right on Galena Boulevard, Civic Center 2 blocks to east of Old Second National Bank.

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

OLD SECOND BANCORP, INC. TO BE HELD ON MAY 17, 2011

The undersigned hereby appoints William Meyer, Gerald Palmer, and James C. Schmitz, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois on the 17th day of May, 2011 at 11:00 a.m., central time, and at any and all postponements or adjournments of the meeting.

1.              Election of Directors:

FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
☐	☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

(Term Expires 2014)

Barry Finn, William Kane, John Ladowicz

2.              Approval, in a non-binding, advisory vote, of our executive compensation disclosed in the Proxy Statement for the Annual Meeting of Stockholders.

☐	☐	☐
For	Against	Abstain

3.              Ratification and approval of the selection of Plante & Moran, PLLC as our independent registered public accountants for the fiscal year ending December 31, 2011.

☐	☐	☐
For	Against	Abstain

4.              In accordance with their discretion, upon all other matters that may properly come before said meeting and any postponements or adjournments of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1, FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION IN PROPOSAL 2 AND FOR THE RATIFICATION OF THE AUDITORS IN PROPOSAL 3.

Dated:	, 2011

Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

(over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING ON MAY 17, 2011:

The meeting will be held at the Copley Theatre, Aurora Civic Center, 8 East Galena Boulevard, Aurora, Illinois.  (Please see the last page of the Proxy Statement for directions to the meeting).

☐ Yes, I plan to attend the meeting.

☐ No, I do not plan to attend the meeting.

Signed:

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES
CONTINUING DIRECTORS
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
GENERAL
ALL STOCKHOLDERS ARE URGED TO SIGN AND MAIL THEIR PROXIES PROMPTLY